Exhibit 10.3.1
FIRST AMENDMENT TO OFFICE LEASE AGREEMENT
     THIS FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (“First Amendment”) is made this 10th day of May, 2002, by and between CHASE TOWER ASSOCIATES, L.L.C., a Delaware limited liability company (“Landlord”), and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (“Tenant”).
W I T N E S S E T H:
     WHEREAS, by that certain Office Lease Agreement dated December 8, 2000 (the “Lease”), Landlord leased to Tenant, and Tenant leased from Landlord, approximately 16,799 square feet of rentable area on the twelfth (12th) floor, known as Suite 1200 (the “Original Premises”), in the building located at 4445 Willard Avenue, Chevy Chase, Maryland (the “Building”), upon the terms and conditions set forth in the Lease;
     WHEREAS, Tenant desires to lease from Landlord, and Landlord desires to lease to Tenant, an additional 7,463 rentable square feet of space located on the eleventh (11th) floor of the Building and known as Suite 1130 (the “Expansion Space”), and the parties desire to extend the term of the Lease with respect to the Original Premises upon the terms and conditions hereinafter set forth;

     WHEREAS, the Original Premises and the Expansion Space are hereinafter collectively referred to as the “Premises”; and
     WHEREAS, Landlord and Tenant desire to amend the Lease to reflect their understanding and agreement with regard to the lease of such additional space, and to otherwise amend the Lease, as more particularly set forth herein.
     NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:
     1. Any capitalized terms used in this First Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Lease.
     2. The Term of the Lease is hereby extended for the period (such period being hereinafter referred to as the “Extension Period”) commencing on November 1, 2011 (the “Extension Period Commencement Date”) and continuing through and including August 14, 2012 (the “Extension Period Expiration Date”), as hereinafter defined, unless earlier terminated pursuant to the provisions of the Lease as modified by the provisions of this First Amendment, or pursuant to law.

     3. The definition of “Premises” in Section 1.2 of the Lease is hereby amended with respect to all periods beginning on and after the Expansion Space Commencement Date (as hereinafter defined) by inserting the following language at the end thereof:
     “Notwithstanding the foregoing, commencing on the Expansion Space Commencement Date, as hereinafter defined, the Expansion Space shall be deemed a part of the Premises, and thereafter the Premises shall consist of approximately 24,262 square feet of rentable space.”
     4. The definition of “Operating Charges Base Year” in Section 1.7 of the Lease is hereby amended by inserting the following language at the end thereof:
     “Notwithstanding the foregoing, commencing on the Expansion Space Commencement Date, as hereinafter defined, the Operating Charges Base Year shall be Calendar year 2003.”
     5. The definition of “Real Estate Taxes Base Year” in Section 1.8 of the Lease is hereby amended by inserting the following language at the end thereof:
     “Notwithstanding the foregoing, commencing on the Expansion Space Commencement Date, as hereinafter defined, the Real Estate Taxes Base Year shall be Calendar year 2003.”
     6. The definition of “Parking Permits” in Section 1.17 of the Lease is hereby amended with respect to all periods beginning on and after the Expansion Space Commencement Date (as hereinafter defined) by inserting the following language at the end thereof:

     “Notwithstanding the foregoing, commencing on the Expansion Space Commencement Date, as hereinafter defined, Tenant shall have the right to use forty-three (43) Parking Permits as provided in Article XXIV of this Lease.”
     7. As if the Expansion Space Commencement Date, as hereinafter defined, “Premises” as used in Article V of the Lease (captioned “Increase in Operating Expenses and Real Estate Taxes”) shall mean the Original Premises and the Expansion Space. Article V of the Lease is hereby amended as follows:
     (i) Section 5.2 is amended by deleting therefrom the language: “Commencing on the first anniversary of the Lease Commencement Date” and inserting in lieu thereof the language:
“Commencing on the first anniversary of the Expansion Space Commencement Date”.
     (ii) Section 5.2(b) is hereby amended by deleting all of the language therefrom and inserting in lieu thereof the following language:
“(b) If the average occupancy rate for the Building during any calendar year (including the Operating Charges Base Year and the Real Estate Taxes Base Year) is less than one hundred percent (100%) or, solely with respect to Operating Expenses, if any tenant is separately paying for (or does not require) electricity or janitorial services to be furnished to its premises, then (i) Operating Expenses for such year shall be deemed to include all additional expenses, as reasonably estimated by Landlord, which would have been incurred during such year if such average occupancy rate had been one hundred percent (100%) and if Landlord paid for electricity and janitorial services furnished to such premises, and (ii) Real Estate Taxes for such year shall be deemed to include all additional Real Estate Taxes, as reasonably estimated by Landlord, which would have been incurred during such year if such average occupancy rate had been one hundred percent (100%). In no event shall the provisions of this paragraph be used to enable Landlord to collect from the tenants of the Building more than one hundred percent (100%) of the costs and expenses incurred by Landlord in owning, managing, maintaining, repairing, operating and cleaning the Building and the Land or more than one hundred percent (100%) of the Real Estate Taxes.”
     (iii) Section 5.3 is amended by deleting therefrom the language “Commencing on the first anniversary of the Lease Commencement Date and inserting in lieu thereof the following language:
“Commencing on the first anniversary of the Expansion Space Commencement Date”.
     8. Tenant’s payment of Tenant Improvements Reimbursement Rent shall continue pursuant to the provisions of Section 5.4 of the Lease and shall not be affected by the Extension Period or this First Amendment.
     9. Notwithstanding anything to the contrary contained in the Lease, commencing on the Expansion Space Commencement Date, as hereinafter defined, and continuing through the Extension Period, Tenant shall pay Amended Space Base Rent for the Premises (comprising both the Original Premises and the Expansion Space) in the following amounts:

Amended Space	Base Rent
Lease	Per Square Foot	Base Rent	Base Rent
Year	Per Annum	Per Annum	Per Month
1	$38.50	$934,087.00	$77,840.58
2	$39.66	$962,230.92	$80,185.91
3	$40,85	$991,102.70	$82,591.89
4	$42.08	$1,020,944.96	$85,078.75
5	$43.34	$1,051,515.08	$87,626.26
6	$45.34	$1,100,039.08	$91,669.92
7	$46.70	$1,133,035.40	$94,419.62
8	$48.10	$1,167,002.20	$97,250.18
9	$49.54	$1,201,939.48	$100,161.62
10	$51.03	$1,238,089.86	$103,174.16
     As of the Expansion Space Commencement Date, an “Amended Space Lease Year” shall mean that period of twelve (12) consecutive calendar months that commences on the first day of the month in which the Expansion Space Commencement Date occurs and each consecutive twelve (12) month period thereafter. The earliest such twelve (12) month period shall be referred to as “Amended Space Lease Year 1”, and each of the following Amended Space Lease Years shall be similarly numbered for identification purposes. The Amended Space Base Rent shall be payable at the times and in the manner set forth in this Lease for the payment of Base Rent. The rent schedule set forth on Exhibit F to the Lease (captioned “Base

Rent Schedule”) shall be of no further force and effect with respect to all periods beginning on and after the Expansion Space Commencement Date (as hereinafter defined).
     10. Notwithstanding the foregoing, Tenant covenants and agrees to pay to Landlord Base Rent for the Original Premises at the same rate per rentable square foot as is payable under the Original Lease for the period commencing on the date of this First Amendment through and including August 14, 2002.
     11. The Lease is hereby amended by adding thereto a new Article XXVII, to read as follows:
“ARTICLE XXVII
EXPANSION SPACE
     27.1. Term. Landlord hereby leases unto Tenant, and Tenant hereby leases from Landlord, approximately 7,463 square feet of rentable floor area (the ‘Expansion Space’) located on the eleventh (11th) floor of the Building, which Expansion Space is hereby agreed to be that certain space which is shown on Exhibit J attached hereto and made a part hereof and known as Suite 1130, for a term (the ‘Expansion Space Term’) commencing on August 15, 2002 (the ‘Expansion Space Commencement Date’) and continuing through and including the Extension Period Expiration Date, unless earlier terminated pursuant to the provisions of this Lease.
     27.2. Expansion Space Tenant’s Work. Landlord shall deliver the Expansion Space to Tenant in Shell Condition, as defined in Exhibit K attached hereto and made a part hereof, following the day on which Landlord executes that certain First Amendment to Office Lease Agreement (the ‘First Amendment’) after the execution thereof by Tenant. Landlord is under no obligation to make any other improvements to the Original Premises or the Expansion

Space. Notwithstanding the foregoing, Landlord shall make available for the performance of Expansion Space Tenant’s Work (as hereinafter defined) an allowance (the ‘Expansion Space Tenant Allowance’) in an amount equal to the product of (a) Thirty-Five Dollars ($35.00) multiplied by (b) the number of square feet of rentable area comprising the Expansion Space. Landlord shall pay the Expansion Space Tenant Allowance to Tenant following Tenant’s completion of Expansion Space Tenant’s Work (as hereinafter defined) and upon the terms and conditions set forth in Section 9.1 of the Lease with respect to the Tenant Allowance for Tenant’s Work with respect to the Original Premises, except that there shall be no Tenant Loan with respect to any such Expansion Space Tenant’s Work.
     Tenant shall improve the Expansion Space in accordance with plans and specifications for improvements to the Expansion Space (the ‘Expansion Space Tenant’s Plans’), which shall be subject to Landlord’s prior written approval (the work set forth in the Expansion Space Tenant’s Plans being hereinafter referred to as Expansion Space Tenant’s Work’), which approval shall be upon the same terms and conditions as are set forth in Section 9.1 of the Lease with respect to Tenant’s Work with respect to the Original Premises.
     Landlord and Tenant acknowledge that the Expansion Space Tenant’s Work may include the construction of an internal stairwell (the ‘Internal Stairwell’), which Internal Stairwell will connect the Original Premises and the Expansion Space, and Tenant acknowledges and agrees that Tenant shall, at its sole cost and expense, remove such Internal Stairwell and restore all portions of both the twelfth (12th) and eleventh (11th) floors of the Building which are affected by the construction or the removal of the Internal Stairwell.
     Notwithstanding the foregoing, and provided that any use by Tenant of the Existing Stairs (as hereinafter defined) shall be in compliance with all applicable Laws, Tenant may elect to use the Building’s existing stairs (the ‘Existing Stairs’) between the eleventh (11th) and twelfth (12th) floors of the Building if and to the extent permitted by applicable Laws, and may make such alterations to said Existing Stairs (including, but not limited to, the stairwell and the access doors) as are required by all applicable Laws, subject to Landlord’s prior written approval thereof pursuant to Article IX of this Lease.
     The provisions of Section 9.1 of the Lease with respect to Tenant’s Work shall also govern (including, but not limited to, Landlord’s approval of subcontractors and contractors) the performance of Expansion Space Tenant’s Work.”
     12. Simultaneously with Tenant’s execution of this First Amendment, Tenant shall deposit with Landlord an additional security deposit in the amount of Twenty-Three Thousand Nine Hundred Forty- Three and 79/100 Dollars ($23,943.79), which shall be treated as part of the Security Deposit under Article XI of the Lease (captioned “Security Deposit”) for all purposes.
     13. If requested by Landlord at any time during the Term, Tenant shall promptly execute a declaration in the form attached hereto as Exhibit D-l.
     14. The Lease is further amended by inserting therein Exhibits D-l, J and K attached hereto, which Exhibits D-l, J and K are hereby incorporated into the Lease by reference.
     15. Landlord and Tenant represent and warrant to each other that the person signing this First Amendment on its behalf has the requisite authority and power to execute this First Amendment and to thereby bind the party on whose behalf it is being signed.

     16. Landlord and Tenant represent and warrant to each other that, except as hereinafter provided, neither of them has employed any broker in procuring or carrying on any negotiations relating to this First Amendment. Landlord and Tenant shall indemnify and hold each other harmless from any loss, claim or damage relating to the breach of the foregoing representation and warranty by the indemnifying party. Landlord recognizes only The Meyer Group, as Tenant’s agent, as broker with respect to this First Amendment and agrees to be responsible for the payment of a commission to said broker pursuant to a separate agreement with said broker.
     17. Except as expressly amended and modified herein, all terms, conditions and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall govern and control.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to Office Lease Agreement as of the day and year first hereinabove written.

LANDLORD:

WITNESS:	CHASE TOWER ASSOCIATES, L.L.C., a
Delaware limited liability company

	By:	CHASE TOWER INVESTORS, L.L.C.,
a Delaware limited liability
company

		By:	JBG/BANNOCKBURN PARTNERS,
L.L.C., a Delaware limited
liability company, its
Managing Member

			By: Name:	/s/ Benjamin Jacobs Benjamin Jacobs
			Its:	Managing Member

TENANT

ATTEST:		CAPITALSOURCE FINANCE LLC, a
Delaware liability company

By:	/s/ Kathleen M. Miko	By:	/s/ John K. Delaney	[SEAL]
Name: Kathleen M. Miko		Name:	John K. Delaney
Its: Deputy General Counsel		Its:	CEO